Filed pursuant to Rule 433
February 21, 2006

Relating to
Preliminary Pricing Supplement No. 28 dated February 17, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Floating Rate Notes Due 2016
Inflation Linked Notes

Issue Price:	100%

Original Issue Date (Settlement):	March 15, 2006

Maturity:	March 1, 2016

Interest Rate:	5.75% for the first month and the Spread plus Year-over-Year CPI thereafter, reset monthly. In no event will the interest rate be less than 0%.

Spread:	2.15% to 2.25% (actual spread to be determined on pricing date)

Interest Accrual Date:	TBD

Interest Payment Dates:	Monthly, beginning April 1, 2006

Denominations:	$1,000 and integral multiples thereof

CUSIP:	61745ETS0

Issuer Ratings:	Aa3 / A+

Agent:	Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Preliminary Pricing Supplement No. 28, dated February 17, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006